EXHIBIT 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of February 14, 2022, by and between Intel Corporation and Intel Capital Corporation.

The parties to this Agreement hereby acknowledge and agree that (a) the foregoing statement on Schedule 13G, in respect of the shares of Common Stock of Kaltura Inc., is filed on behalf of each party to this Agreement, and (b) all subsequent amendments to the foregoing statement on Schedule 13G may be filed on behalf of each party to this Agreement without filing additional joint filing agreements. Each party to this Agreement acknowledges that it is responsible for timely filing such amendments, and for the completeness and accuracy of the information concerning such party contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the other party, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

INTEL CORPORATION

By:	/s/ David Zinsner
Name:	David Zinsner
Title:	Executive Vice President and Chief Financial Officer

INTEL CAPITAL CORPORATION

By:	/s/ Tiffany D. Silva
Name:	Tiffany D. Silva
Title:	Corporate Secretary